3959 N. Lincoln Ave. Chicago, IL 60613 (773) 832-3088 www.corusbank.com	NEWS RELEASE

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION:
April 20, 2007	Tim Taylor
Chief Financial Officer
(773) 832-3470
E-mail: ttaylor@corusbank.com

CORUS BANKSHARES REPORTS
FIRST QUARTER EARNINGS

Chicago, Illinois - Corus Bankshares Inc. (NASDAQ: CORS). Corus reports 2007 first quarter earnings of $26.4 million, or $0.46 per diluted share, down 39% from $43.4 million, or $0.75 per diluted share, in the first quarter of 2006. The 2007 results include a pre-tax security loss of $15.3 million related to the decline in value of an equity investment. Excluding security losses, 2007 earnings would have been $36.3 million, or $0.63 per diluted share compared to $43.7 million, or $0.75 per diluted per share in 2006, a decline of 17.1% (see the section titled Noninterest Income for a more detailed discussion of security losses).

“With a loan portfolio consisting, almost exclusively, of condominium construction and conversion loans, the nationwide slowdown in the residential housing market is impacting Corus’ business. Evidence of this slowdown is clear from the decline in loan originations, the resulting decline in loans outstanding and an increase in problem loans. The current quarter’s earnings declined as a result, and it would not surprise us to see an even greater impact on earnings over the next several quarters, or even years, depending on when the market improves” said Robert J. Glickman, President and Chief Executive Officer.

“In spite of the recent decline in earnings, Corus’ overall success in lending to the commercial real estate market has been nothing short of outstanding” Glickman continued. “In the last ten years, we originated $20 billion in commercial real estate loans and until very recently had essentially zero charge-offs. During that period, though, we stressed to you, our shareholders, that we anticipated that we would eventually have some loan charge-offs. Lending is, by its nature, a risky business and loan losses should be expected.

With that said, we continue, as always, to focus on growing our business. Our list of loans pending increased by 30% in just the last three months, to $5.1 billion as of March 31. Our originations can be lumpy and, while loan originations in the first quarter of 2007 were disappointing, we remain optimistic that by year-end 2007, we can achieve something materially greater than what the first quarter’s annualized results suggest. Although condominium conversion activity has essentially ceased, condominium construction continues nationwide, and we plan on actively pursuing this business.

Also, it is unclear at this point what impact, if any, the problems in the subprime home mortgage lending market will have on our business. Corus does not make, purchase, or hold any subprime mortgages at all. In fact, Corus does not invest directly in any residential home mortgages to individuals. Nor does Corus invest in any pools of residential home mortgages. We understand that the lenders who do make subprime and Alt-A mortgages have tightened their lending criteria. The effect on Corus of the subprime home mortgage lending market issues is indirect: our customers are the condominium developers who sell condominium units to individuals. To the extent that subprime and Alt-A lenders cut back on their loans, it is likely that our customers (the condominium developers) may lose sales to those individuals who would have required a subprime mortgage to close on their purchase.

In summary, at this point in the housing cycle, we are experiencing a disappointing decrease in origination volume, and a certain, albeit very manageable, degree of problem loans. We anticipate that both loan originations and problem loans could get worse before they get better. Nevertheless, we are bullish that in the long run condominiums and condominium construction will remain a permanent fixture in the U.S. housing market. With the reputation Corus has built as an expert in this niche, with our highly experienced and trained staff, and with our strong balance sheet and income statement, we are very well positioned to capitalize on the eventual housing recovery that we are confident will occur.”

Corus Bankshares, Inc. (“Corus” or the “Company”) is a bank holding company headquartered in Chicago, Illinois. Corus conducts its banking operations through its wholly-owned banking subsidiary Corus Bank, N.A. (the “Bank”). The Bank is an active commercial real estate lender nationwide, specializing in condominium loans. As of the most recent period-end, Corus’ outstanding commercial real estate loans and construction commitments totaled $8.2 billion. Corus Bank and its holding company, Corus Bankshares, will together hold loans of up to $200 million and will seek to syndicate larger transactions. Corus’ common stock trades on the NASDAQ Global Select Market tier of The NASDAQ Stock Market under the symbol: CORS.

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by, among other things, the use of forward-looking terms such as “likely,” “typically,” “may,” “intends,” “expects,” “believes,” “anticipates,” “estimates,” “projects,” “targets,” “forecasts,” “seeks,” “potential,” or “attempts” or the negative of such terms or other variations on such terms or comparable terminology. By their nature, these statements are subject to risks, uncertainties and other factors, which could cause actual future results to differ materially from those results expressed or implied by such forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, the following:

•	The impact on Corus of the problems in the subprime home mortgage lending market;
•	The likelihood that condominiums will continue to represent a significant portion of the residential housing market;
•	The interplay of originations, construction loan funding, and loan paydowns on loan balances;
•	Continued financial support provided by borrowers, or other lenders, for problem loans.

Any forward-looking statements should be considered in light of the factors discussed above and the factors discussed from time to time in Corus’ filings with the Securities and Exchange Commission, including those under Item 1A, Risk Factors in Corus’ Annual Report on Form 10-K for the year ended December 31, 2006, which was filed with the Securities and Exchange Commission on February 27, 2007. Corus undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this press release.

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Summary Financial Data (Unaudited)
(In thousands, except per-share data)	2007	2006	2005

For the Three Months Ended March 31:
Net income	$26,389	$43,389	$28,120
Diluted earnings per share	0.46	0.75	0.49
Average earning assets	9,778,509	8,712,699	5,192,803
Net interest income (fully taxable equivalent)	75,911	84,636	52,195
Noninterest income (without securities gains/losses)	3,397	3,340	3,543
Net operating revenue (1)	79,308	87,976	55,738
Cash dividends declared per common share	0.250	0.200	0.175
Net interest margin (fully taxable equivalent)	3.11%	3.89%	4.02%
Return on average equity	12.4%	24.7%	18.7%
Return on average assets	1.1%	2.0%	2.1%
Efficiency ratio (2)	22.5%	19.5%	25.9%

Capital Ratios at March 31:
Leverage (Tier 1 capital to quarterly average assets)	10.85%	10.24%	14.19%
Tier 1 risk-based capital (Tier 1 capital to risk-adjusted assets)	14.36%	11.32%	13.80%
Total risk-based capital (Tier 1+Tier 2 capital to risk-adjusted assets)	17.04%	14.24%	16.74%
Common equity to total assets	8.71%	7.87%	10.80%

Common Stock Data at March 31:
Market price per common share	$17.06	$29.72	$23.85
Common shareholders' equity per share	15.19	13.01	10.87
Shares outstanding at end of period	56,247	55,866	55,617

(1) Fully taxable equivalent net interest income plus noninterest income, excluding securities gains/(losses).
(2) Noninterest expense less goodwill amortization, divided by net operating revenue.
Note: All amounts have been restated to reflect a 2-for-1 stock split on 5/18/06

Condensed Consolidated Balance Sheets (Unaudited)
	March 31	December 31	March 31
(Dollars in thousands)	2007	2006	2006

Assets
Cash and due from banks – noninterest-bearing	$113,805	$121,564	$93,281
Federal funds sold	703,200	319,700	460,500
Cash and Cash Equivalents	817,005	441,264	553,781
Securities:
Available-for-sale, at fair value
U.S. Government and agencies	4,869,197	5,178,270	3,743,236
Common stocks	203,057	217,042	189,213
Other securities	36,016	35,955	31,496
Total Securities	5,108,270	5,431,267	3,963,945
Loans, net of unearned income	3,849,557	4,141,979	4,685,437
Less: Allowance for loan losses	48,924	45,293	42,546
Loans, net	3,800,633	4,096,686	4,642,891
Premises and equipment, net	27,088	27,376	26,627
Accrued interest receivable and other assets	39,940	48,236	40,707
Other real estate owned	8,439	8,439	-
Goodwill, net of accumulated amortization	4,523	4,523	4,523
Total Assets	$9,805,898	$10,057,791	$9,232,474

Liabilities and Shareholders' Equity
Liabilities:
Deposits:
Noninterest-bearing	$299,457	$309,267	$291,774
Interest-bearing	8,100,543	8,395,408	7,704,093
Total Deposits	8,400,000	8,704,675	7,995,867
Long-term debt – subordinated debentures	384,028	384,028	384,028
Other borrowings	71,768	39,419	5,482
Other liabilities	73,019	57,661	83,526
Accrued interest payable	22,697	27,481	36,795
Total Liabilities	8,951,512	9,213,264	8,505,698
Shareholders' Equity:
Common stock, surplus, and retained earnings	801,139	788,250	678,726
Net unrealized gains on available-for-sale securities	53,247	56,277	48,050
Total Shareholders' Equity	854,386	844,527	726,776
Total Liabilities and Shareholders' Equity	$9,805,898	$10,057,791	$9,232,474

Condensed Consolidated Statements of Income (Unaudited)
	Three Months Ended
	March 31
(In thousands, except per-share data)	2007	2006
Interest, Loan Fees, and Dividend Income:
Interest and fees on loans	$113,716	$122,652
Federal funds sold	5,278	4,458
Securities:
Interest	66,309	37,595
Dividends	1,657	2,112
Total Interest, Loan Fees and Dividend Income	186,960	166,817

Interest Expense:
Deposits	103,379	76,392
Long-term debt – subordinated debentures	7,397	6,258
Other borrowings	905	352
Total Interest Expense	111,681	83,002
Net Interest Income	75,279	83,815
Provision for credit losses	5,500	3,000
Net Interest Income after
Provision for Credit Losses	69,779	80,815
Noninterest Income:
Service charges on deposit accounts	2,739	2,787
Securities losses	(15,253)	(543)
Other income	658	553
Total noninterest income	(11,856)	2,797
Noninterest Expense:
Employee compensation and benefits	11,030	12,075
Net occupancy	1,145	1,036
Data processing	610	459
Depreciation – furniture & equipment	461	381
Other expenses	4,564	3,244
Total noninterest expense	17,810	17,195
Income before income taxes	40,113	66,417
Income tax expense	13,724	23,028

Net Income	$26,389	$43,389

Net Income Per Common Share: (1)
Basic	$0.47	$0.78
Diluted	$0.46	$0.75
Weighted Average Common and Common
Equivalent Shares Outstanding	57,864	58,018

(1) All amounts have been restated to reflect a 2-for-1 stock split on 5/18/06

Average Balance Sheets and Net Interest Margin (Unaudited)
	Three Months Ended March 31
	2007			2006
		Interest,			Interest,
	Average	Fees, and	Yield/	Average	Fees, and	Yield/
(Dollars in thousands)	Balance	Dividends	Cost	Balance	Dividends	Cost
Assets
Earning Assets:
Liquidity management assets (1)	$5,524,199	$71,594	5.18%	$3,914,009	$42,061	4.30%
Common stocks (2)	212,520	2,282	4.30%	187,154	2,908	6.22%
Loans, net of unearned income (3)	4,041,790	113,716	11.25%	4,611,536	122,669	10.64%
Total earning assets	9,778,509	187,592	7.67%	8,712,699	167,638	7.70%
Noninterest-earning assets:
Cash and due from banks – noninterest-bearing	86,670			118,186
Allowance for loan losses	(45,451)			(39,974)
Premises and equipment, net	27,339			26,575
Other real estate owned	8,439			-
Other assets, including goodwill	42,063			37,770
Total Assets	$9,897,569			$8,855,256

Liabilities and Shareholders' Equity
Deposits – interest-bearing:
Retail certificates of deposit	$5,880,860	$77,223	5.25%	$4,755,378	$50,770	4.27%
Money market deposits	1,696,719	20,408	4.81%	1,762,678	18,974	4.31%
NOW deposits	280,597	1,738	2.48%	318,581	1,859	2.33%
Brokered certificates of deposit	269,145	3,854	5.73%	369,980	4,606	4.98%
Savings deposits	128,911	156	0.48%	149,981	183	0.49%
Total interest-bearing deposits	8,256,232	103,379	5.01%	7,356,598	76,392	4.15%
Long-term debt – subordinated debentures	384,028	7,397	7.70%	359,113	6,258	6.97%
Other borrowings (4)	50,734	905	7.14%	20,529	352	6.86%
Total interest-bearing liabilities	8,690,994	111,681	5.14%	7,736,240	83,002	4.29%
Noninterest-bearing liabilities and shareholders' equity:
Noninterest-bearing deposits	279,388			317,522
Other liabilities	78,477			100,249
Shareholders' Equity	848,710			701,245
Total Liabilities and Shareholders' Equity	$9,897,569			$8,855,256

Interest income and loan fees/average earning assets	$9,778,509	$187,592	7.67%	$8,712,699	$167,638	7.70%
Interest expense/average interest-bearing liabilities	$8,690,994	111,681	5.14%	$7,736,240	83,002	4.29%
Net interest spread		$75,911	2.53%		$84,636	3.41%

Net interest margin			3.11%			3.89%

Tax equivalent adjustments are based on a Federal income tax rate of 35%.
(1) Liquidity management assets include federal funds sold and securities other than common stocks.
Interest income on securities includes a tax equivalent adjustment that was immaterial for both 2007 and 2006.
(2) Dividends on the common stock portfolio include a tax equivalent adjustment of $625,000 and $796,000 for 2007 and 2006, respectively.
(3) Interest income on tax-advantaged loans includes a tax equivalent adjustment that was immaterial for both 2007 and 2006.
(4) Other borrowings may include federal funds purchased.

Net Interest Income and Net Interest Margin

Net interest income, which is the difference between interest income and fees on earning assets and interest expense on deposits and borrowings, is the major source of earnings for Corus. The related net interest margin (the “NIM”) represents net interest income as a percentage of the average earning assets during the period.

For the three months ended March 31, 2007, Corus’ net interest income decreased to $75.3 million, from $83.8 million for the same period in 2006. Loan fee income, a component of interest income, decreased by $4.1 million to $20.5 million during the first quarter of 2007. The decrease in net interest income was primarily driven by the decline in average loans outstanding, as discussed below.

The NIM for the three months ended March 31, 2007 was 3.11%, a decrease of 78 basis points from the three months ended March 31, 2006. Corus’ NIM is impacted by numerous factors. The most significant factor affecting Corus’ NIM over the past several years has been the interplay between the growth in loans outstanding, Corus’ highest yielding asset, as compared to the growth in interest-bearing liabilities, generally deposits. Comparing the first quarter of 2006 to 2007, average deposits grew by $900 million, while average loan balances declined by $570 million. With loan balances declining, the increase in deposits resulted in a substantial increase in Liquidity Management Assets (high quality short-term securities), which earn a yield comparable to the yields paid on deposits.

Another factor, although far less significant than the preceding, impacting the NIM is the change in short-term interest rates. The vast majority of the Bank’s assets are floating rate, generally based on short-term interest rates, and reset quarterly. The Bank’s liabilities are very similar in nature, with the exception of demand deposits, which are effectively fixed at a zero percent interest rate, and “administered-rate” deposits (e.g., NOW and Savings accounts). The remaining component is shareholders’ equity. From an accounting perspective, equity “acts” as zero percent fixed-rate funding. The combination of shareholders’ equity, along with the demand and administered-rate deposits, is substantially greater than the Bank’s few long-term fixed-rate or noninterest-earning assets. As a result, during times of changing interest rates (in Corus’ case, short-term interest rates), this would give rise to more assets repricing than liabilities repricing. This is commonly referred to as being “asset sensitive” and aids NIM during periods of increasing interest rates.

Noninterest Income

For the three months ended March 31, 2007, noninterest income decreased by $14.7 million compared to the three months ended March 31, 2006. The decrease is the result of a $15.3 million charge recorded in 2007 related to an “Other-Than-Temporary” decline in value of a common stock held by Corus (described further below). Excluding securities losses, noninterest income was essentially flat for the quarter compared to the prior year.

	Three Months Ended March 31
			Increase / (Decrease)
(dollars in thousands)	2007	2006	$	%
Service charges on deposit accounts	$2,739	$2,787	$(48)	(1.7)%
Securities losses	(15,253)	(543)	(14,710)	NM
Other	658	553	105	19.0%
Total Noninterest Income	$(11,856)	$2,797	$(14,653)	NM
Noninterest Income, Excluding
Securities Losses	$3,397	$3,340	$57	1.7%

NM - Not Meaningful

Securities Losses - “Other-Than-Temporary” Impairment
During the first quarter of 2007, Corus determined that the recent significant decline in value of the Company’s investment in the common stock of Fremont General Corporation (“Fremont”) caused its position in Fremont to be materially impaired. The Company concluded that the impairment constituted what is known as an “Other-Than-Temporary” impairment, as defined by generally accepted accounting principles (“GAAP”).

The Securities and Exchange Commission (the “SEC”) and GAAP articulate several items that may be indicators of an “Other-Than-Temporary” impairment of securities, among them: 1) “The length of the time and the extent to which the market value has been less than cost,” 2) “The financial condition and near-term prospects of the issuer, including any specific events which may influence the operations of the issuer” or “may impair the earnings potential of the investment,” 3) “The discontinuance of a segment of the business that may affect the future earnings potential,” or 4) “The intent and ability of the holder to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in market value.”

While Corus has the intent and ability to retain its Fremont investment, Corus believes recent events (as described below in detail) provide strong indications that the Fremont position suffered an “Other-Than-Temporary” impairment. Therefore - and consistent with SEC staff guidance and reporting requirements, GAAP, and the Company’s own policies - Corus recorded a charge of $15.3 million in the first quarter of 2007 to reflect the decline in value of the Fremont investment (based on Fremont’s March 31, 2007 closing price of $6.93). Importantly, while “Other-Than-Temporary” charges cause the decline in the value of a security to be charged against earnings, any subsequent recovery in value of those same securities would not be booked as income until the security is sold (or in certain other limited circumstances).

Fremont is a financial services holding company that had, until very recently, a substantial business of originating and selling (primarily through its wholly-owned industrial bank, Fremont Investment & Loan) “subprime” residential real estate loans. On February 27, 2007, Fremont announced they were postponing the filing of their Annual Report on Form 10-K, which contains their fourth quarter and full-year 2006 results of operations. Through a series of subsequent filings, Fremont announced that it had received, and then subsequently agreed to, a “Cease and Desist Order” (the “Order”) from the Federal Deposit Insurance Corporation. The Order is lengthy and appears to impact many areas of Fremont’s business and operations. Fremont also announced that as a result of the Order, as well as the “changing competitive dynamics in the subprime market,” it “intends to exit its subprime residential real estate lending operations.”

Noninterest Expense

For the three months ended March 31, 2007, noninterest expense increased by $0.6 million, or 4%, as compared to the three months ended March 31, 2006. The net increase was primarily the result of two largely offsetting items combined with increases in miscellaneous other expenses.

First, compensation expense declined by just over $1.0 million primarily driven by lower accruals for the Commission Program for Commercial Loan Officers (the “CLO Program”). The CLO Program rewards commercial loan officers for originating new loans and the size of the commissions are based on the amount of interest and fees earned on those loans. Management is anticipating that amounts earned under the CLO Program will decline in 2007.

The decrease in compensation expense was offset by $1.1 million in expenses associated with properties either foreclosed on or in the process of foreclosure. Please see the section titled “Nonperforming Assets” for further discussion.

In addition to the changes in compensation expense and foreclosure related costs, other operating expenses increased by approximately $500,000. The increases were primarily in the areas of repairs & maintenance, legal & professional, and data processing.

The banking industry uses a standard known as the “efficiency ratio” to measure a bank’s operational efficiency. Unlike most other measures, lower is better. The efficiency ratio is simply noninterest expense, less goodwill amortization, divided by the sum of net interest income and noninterest income (excluding securities gains and losses). Corus’ efficiency ratio was 22.5% and 19.5% for the three months ended March 31, 2007 and 2006, respectively, among the very best in the banking industry.

Common Stock Portfolio

At March 31, 2007, Corus held investments in the common stocks of 17 financial industry companies valued at $203.1 million, including net unrealized gains of $83.6 million. The following is a list of Corus’ holdings as of March 31, 2007:

		Market	Percentage of
Corporation	Shares Held	Value	Portfolio
(dollars in thousands)
Amcore Financial Inc.	69,100	$2,195	1.1%
Associated Banc Corp.	121,179	4,072	2.0
Bank of America Corp	670,594	34,214	16.8
Bank of NY Co.	100,000	4,055	2.0
Citigroup Inc.	225,000	11,552	5.7
Comerica Inc.	264,300	15,625	7.7
Compass Bancshares Inc.	108,750	7,482	3.7
Fremont General Corp.	2,542,400	17,619	8.7
JP Morgan Chase & Co.	500,864	24,232	11.9
MAF Bancorp Inc.	204,850	8,468	4.1
Merrill Lynch & Co. Inc.	132,000	10,780	5.3
Morgan Stanley Dean Witter & Co.	82,000	6,458	3.2
National City Corp.	74,520	2,776	1.4
Regions Financial Corp.	515,154	18,221	9.0
SunTrust Banks Inc.	48,000	3,986	2.0
US Bancorp	268,870	9,402	4.6
Wachovia Corp.	398,191	21,920	10.8
Total		$203,057	100.0%

During the three months ended March 31, 2007, Corus received dividends on the stock portfolio of $1.7 million compared to $2.1 million during the same period of 2006.

Securities Other Than Common Stocks

At March 31, 2007, available-for-sale securities other than common stocks increased to $4.9 billion, from $3.8 billion at March 31, 2006, due mainly to increases in short-term U.S. Government and agency notes. As of March 31, 2007, nearly the entire available-for-sale portfolio was scheduled to mature within six (6) months.

Loan Portfolio

The following table details the composition of Corus’ outstanding loans:

	March 31, 2007		December 31, 2006		March 31, 2006
(in millions)	Amount	Percent	Amount	Percent	Amount	Percent
Commercial real estate:
Condominium:
Construction	$2,460	64%	$2,615	63%	$2,124	45%
Conversion	982	26	1,288	31	1,989	42
Other commercial real estate (1)	349	9	172	4	477	10
Total commercial real estate	3,791	98	4,075	98	4,590	98
Commercial	36	1	42	1	62	1
Residential real estate and other	23	1	25	1	33	1
Loans, net of unearned income	$3,850	100%	$4,142	100%	$4,685	100%

Mezzanine loans included in
total commercial real estate	$185		$196		$130

(1) Other commercial real estate loans includes three loans that were previously classified as condominium loans. The borrowers ultimately failed to sell enough condominiums to make a condominium exit viable. In one case, the borrower has opted not to convert the property and will retain it as an apartment building. In the other two cases, the borrowers are negotiating the sale of the properties as apartment buildings. These loans have a total outstanding balance of $147.5 million.

Commercial Real Estate Lending
Overview
During the past few years, Corus’ lending has focused almost exclusively on condominium projects. These projects include both construction of new buildings and conversion of existing apartments. While Corus generally provides only senior debt, in some cases Corus will provide mezzanine financing as well.

The residential housing market, including the condominium market, went through a boom cycle during the late 1990s and in the early years of this decade. However, beginning in approximately the second quarter of 2006, this cycle began to wane and loan origination volume began to slow. In recent months, the slowdown has become somewhat more dramatic, and we do not anticipate a material improvement in the housing market, and thereby in the prospects for increased new condominium construction, for the rest of this calendar year.

In the first quarter of 2007, the Bank originated $321 million of commercial real estate loans, almost exclusively condominium construction loans (see Originations table presented below). By comparison, in the first quarter of 2006, originations totaled $1.3 billion, $713 million of which were condominium constructions loans with the remainder primarily condominium conversion loans. Condominium conversion activity virtually came to a halt approximately one year ago and we do not anticipate more such loans in the near future. Excluding conversion loans, originations are still down significantly compared to one year ago as well as compared to the last quarter. This result was disappointing, but our originations can be lumpy, and we ended the quarter with a reasonable level of loans pending. We remain optimistic that by year-end 2007, we can achieve something materially greater than what the first quarter’s annualized results suggest. Condominium construction continues nationwide, and we plan on actively pursuing this business.

Future loan balances are inherently difficult to predict. Loan balances result from the complex interplay of originations, funding of construction loans, and the paydown of loans from the sales of condominium units. Construction loan commitments will generally be funded over the coming 12 to 30 months. It is very difficult to forecast the pace of closings and the resulting paydowns. Loan balances have shrunk by approximately $800 million since March 31, 2006. Furthermore, it seems more likely than not, that loan balances will continue to shrink over the coming year, albeit at a slower pace than the previous 12 months. It is certainly conceivable that loan balances could remain essentially constant over the coming year even if new originations stay weak.

Personnel
Assessing risk is as much an art as it is a science. In that regard, an experienced and highly capable loan officer group is critical to the Company’s success. Corus currently has 20 commercial loan officers, with 7 of those officers each having more than 15 years of experience in commercial real estate lending and another 4 having 10 years or more experience. Moreover, with the exception of one very experienced senior officer (who joined the company over 4 years ago), virtually all of the officers’ commercial real estate experience, and hence training, has been at Corus. Furthermore, Corus has been particularly successful in retaining key talent in the commercial lending group, evidenced by zero turnover in the last five years.

Robert J. Glickman (Chief Executive Officer), Michael G. Stein (Executive Vice President - Commercial Lending), and Timothy J. Stodder (Senior Vice President - Commercial Lending) are deeply involved in every major aspect of the lending process. This includes structuring and pricing the loans, visiting the sites and inspecting comparable properties, meeting directly with the borrowers, underwriting and approving the loans, consulting on documentation issues, and making various decisions in the course of servicing the loans. Corus is able to maintain this level of executive attention by focusing on larger transactions.

Incentive Compensation - A significant portion of commercial loan officer compensation is based on amounts earned from the Commission Program for Commercial Loan Officers (the “CLO Program”). The CLO Program has been devised to compensate officers for success, but generally holds back much of their commissions for up to nine years, during which time it is at risk of loss in the event the Company suffers a loss on the loans. Management believes the program motivates officers to make safe loans and aligns the officers’ goals with the Company’s interests.

Portfolio
Corus’ lending focuses almost exclusively on condominium projects including both construction of new buildings and conversion of existing apartments. Corus generally provides only senior debt, but in some cases Corus will provide mezzanine financing as well. Nearly all of Corus’ loans are variable rate. As of March 31, 2007, 95% of Corus’ commercial real estate loans were variable rate, the vast majority tied to 3-month LIBOR and resetting quarterly.

Condominium construction loans typically have stated maturities ranging from 2 to 4 years. The loans are funded throughout the term as construction progresses. These loans consist of both new construction projects and certain condominium conversion projects where extensive renovation is planned. Condominium conversion loans generally have shorter stated maturities, typically in the range of 1 to 3 years. These loans are for projects with less extensive renovation efforts and the loans are typically fully funded at the outset and paid down as the condominiums are sold.

Corus’ mezzanine loans are all subordinate to a Corus first mortgage loan (as opposed to a third party’s). Interest rates charged for mezzanine loans are considerably higher than those charged for first mortgage loans (and also tend to be fixed rate), but also carry additional risk.

In addition to the funded amounts listed above, Corus also has significant commitments to fund additional amounts. Including commitments, the commercial real estate loan portfolio totals $8.2 billion as of March 31, 2007, as detailed below:

	Total Commercial Real Estate Loan Commitments
	(outstanding balances + unfunded commitments)(1)
	March 31, 2007		December 31, 2006		March 31, 2006
(in millions)	Amount	Percent	Amount	Percent	Amount	Percent
Condominium:
Construction	$6,563	80%	$6,566	79%	$5,954	66%
Conversion	1,033	13	1,376	16	2,244	25
Other commercial real estate (2)	593	7	417	5	803	9
Total commercial real estate	$8,189	100%	$8,359	100%	$9,001	100%

(1)Includes pending loans for which commitment letters have been issued to the borrower. These commitment letters are also disclosed in the Commercial Real Estate Loans Pending table of this report, included in the amounts labeled as Commitments Accepted and Commitments Offered.

(2) Other commercial real estate loans includes three loans that were previously classified as condominium loans. The borrowers ultimately failed to sell enough condominiums to make a condominium exit viable. In one case, the borrower has opted not to convert the property and will retain it as an apartment building. In the other two cases, the borrowers are negotiating the sale of the properties as apartment buildings. These loans have a total commitment of $172 million.

Originations
An origination occurs when a loan closes, with the origination amount equaling Corus’ full commitment under that loan (regardless of how much is funded). Construction loan funds are rarely drawn by the borrower at the closing but rather over an extended period of time as the project is built. In contrast, conversion loans are largely funded at the time of closing.

	Originations (1)
	2007	2006				2005
(in millions)	1Q	4Q	3Q	2Q	1Q	4Q	3Q	2Q
Condominium:
Construction	$307	$950	$855	$737	$713	$327	$692	$976
Conversion	4	39	7	10	490	655	740	747
Other commercial real estate	10	2	-	-	110	13	132	23
Total commercial real estate	$321	$991	$862	$747	$1,313	$995	$1,564	$1,746

(1) Includes commitment increases to existing loans

Paydowns/Payoffs
Total loan paydowns and payoffs (collectively referred to as “paydowns”) were $912 million in the three-month period ended March 31, 2007, compared to $856 million during the same period in 2006. As discussed in the Overview section, the timing of loan paydowns is inherently difficult to predict.

Commercial Real Estate Loan Portfolio By Size

	As of March 31, 2007
	# of	Total Commitment(1)
(dollars in millions)	Loans	Amount	%
$180 million and above	3	$561	7%
$140 million to $180 million	10	1,492	18
$100 million to $140 million	14	1,726	21
$60 million to $100 million	25	1,927	24
$20 million to $60 million	54	1,973	24
$1 million to $20 million	49	498	6
Loans less than $1 million	NM	12	-
Total	155	$8,189	100%

NM – Not Meaningful

Commercial Real Estate Loan Portfolio By Property Type

	As of March 31, 2007
	# of	Total Commitment(1)
(dollars in millions)	Loans	Amount	%
Condominium:
Construction	92	$6,563	80%
Conversion	48	1,033	13
Condominium Total	140	7,596	93

Office	3	188	2
Rental apartment (2)	5	176	2
Hotel	2	128	2
Other	5	89	1
Loans less than $1 million	NM	12	-
Total	155	$8,189	100%

NM – Not Meaningful
(1) Includes both funded and unfunded commitments, letters of credit, and outstanding commitment letters.
(2) Rental apartments includes three loans that were previously classified as condominium loans. The borrowers ultimately failed to sell enough condominiums to make a condominium exit viable. In one case, the borrower has opted not to convert the property and will retain it as an apartment building. In the other two cases, the borrowers are negotiating the sale of the properties as apartment buildings. These loans have a total commitment of $172 million.

Commercial Real Estate Loan Portfolio By Major Metropolitan Area

	As of March 31, 2007
	# of	Total Commitment(1)
(dollars in millions)	Loans	Amount	%
Florida:
Miami/Southeast Florida	25	$1,982	24%
Tampa	4	157	2
Orlando	7	142	2
Other Florida	8	481	6
Florida Total	44	2,762	34

California:
Los Angeles	16	894	11
San Diego	12	450	5
San Francisco	2	75	1
Sacramento	2	62	1
California Total	32	1,481	18

Las Vegas	8	689	8

Washington, D.C.(2)	14	667	8

Atlanta	13	659	8

Chicago	9	423	5

New York City	10	416	5

Phoenix/Scottsdale	8	231	3

Other (3)	17	849	11
Loans less than $1 million	NM	12	-
Total	155	$8,189	100%

NM – Not Meaningful
(1) Includes both funded and unfunded commitments, letters of credit, and outstanding commitment letters.
(2) Includes northern Virginia and Maryland loans.
(3) No other metropolitan area exceeds three percent of the total.

Pending Commercial Real Estate Loans
The following table presents pending commercial real estate loans listed in descending order with respect to stage of completion. In other words, a prospective loan categorized as Commitment Accepted is essentially one step away from closing while a prospective loan classified as Term Sheet Issued is in its earliest stages. It has been the Company’s experience that once a loan reaches the Application Received stage it is quite likely to ultimately close.
	Commercial Real Estate Loans Pending
	March 31, 2007		December 31, 2006		March 31, 2006
	# of		# of		# of
(dollars in millions)	Loans	Amount	Loans	Amount	Loans	Amount
Commitment Accepted (1)	4	$388	-	$-	4	$290
Commitment Offered (1)	3	228	1	65	2	336
Application Received	7	834	11	1,003	15	1,393
Application Sent Out	8	782	4	254	17	1,571
Term Sheet Issued	34	2,895	29	2,625	24	2,306
Total	56	$5,127	45	$3,947	62	$5,896

Condominium:
Construction	52	$4,747	40	$3,561	51	$5,390
Conversion	1	87	2	152	9	388
Other commercial real estate	3	293	3	234	2	118
Total commercial real estate	56	$5,127	45	$3,947	62	$5,896

(1) These amounts are also included in the Total Commercial Real Estate Loan Commitments table of this report.

Commercial Lending
Commercial loans are primarily loans to Corus’ customers in the check cashing industry. Balances fluctuate based on seasonal cash requirements and are generally secured by the equity of the check cashing operation.

Residential Real Estate and Other Lending
Residential real estate and other lending balances continue to decline as the Bank allows these portfolios to “run-off.” Minimal new originations are expected.

Asset Quality

Overview
Over the last several years, Corus has had particularly good experience with respect to problem loans. Few commercial real estate loans became past due, even fewer were placed on nonaccrual and there was a virtual absence of charge-offs. Recently, however, Corus has begun to report higher levels of problem loans and increases in provisions for credit losses. This is the direct result of the recent slowdown in the residential housing market.

At this point, most of our problem loans are concentrated in the condominium conversion loan portfolio. We have a total of 48 condominium conversion loans totaling $1.0 billion, of which nine loans totaling $458 million are of particular concern. In all but one case, either the borrower or a mezzanine lender subordinate to us has supported the loans with substantial amounts of additional equity. For those problem loans where the borrower or mezzanine lender chooses not to take the necessary steps to resolve issues, we will not hesitate to foreclose. In fact, we are currently in the process of foreclosing on one such loan, as discussed further in the sections titled “Allowance for Credit Losses” and “Nonperforming Assets”.

Importantly, most of our loans are non-recourse, and past financial support is no guarantee of future support, particularly if the market weakens further, so additional foreclosures are a distinct possibility. Keep in mind that these are all real estate secured loans, so only some portion of the loan is at risk. When originating these loans we focused on relatively new, well-located apartment projects that were slated for conversion to condominiums. Hopefully that will keep to a minimum the portion of our loan that is at risk of loss.

As for our construction portfolio, problems can be broken down into three categories: (1) deals where construction is at risk of coming to a halt; (2) deals where there are material cost overruns that are not being covered by borrowers, completion guarantors or sponsors; and (3) deals where construction is complete, but either (a) sales are weak to the point where our loan appears to be partially at risk, or (b) presale buyers walk away from their contracts. As of March 31, 2007, there is only one loan in our portfolio where construction problems put completion of the project in doubt. However, the completion guarantors have shown material support for that deal, and we are hopeful that the problems will be resolved in the coming months. As for uncovered cost overruns, there are several loans that have experienced that problem. The Bank’s position is that construction must be completed, since a partially completed building is of little value. In many cases, we have agreed to provide additional funds to the borrower to enable them to complete the project. As a result, our exposure in those projects is slightly higher than we originally anticipated, but that is one of the risks that we underwrite from the outset, and one of the reasons our initial loan exposures target approximately 55% to 65% of sellout. That gives us leeway to absorb some degree of increased exposure.

The final source of risk, deals where construction is complete but weak sales or cancelled contracts put our loan at risk, has not yet materialized. In the long term, we believe this to be our biggest source of potential risk. This risk is particularly important in the Florida market, which is known as a “pre-sale” market. One of the main factors in our underwriting was the existence and strength of the pre-sale contracts. Generally, the sales contracts in Florida required a non-refundable earnest money deposit of 20% of the purchase price. If a condominium buyer does not close on their unit, they must forfeit their deposit. So far, we have seen very few cancellations of contracts on our projects. However, if that were to change, a surge in buyer cancellations could be especially painful for Corus.

We believe construction coming to a halt will remain an isolated and non-systemic problem. Cost overruns do not radically change the nature of risk in our portfolio. If, however, the market deteriorates to the point where a material number of large condominium projects are complete and there are no buyers willing to close on the units at the borrowers’ asking prices, we will likely see a material increase in our problem loans. Today that is not a problem. In two cases, borrowers who failed to sell enough condominiums to make a condominium exit viable have negotiated the sale of the asset as apartments at a price more than adequate to pay us off -- but those transactions have not yet closed, and we are monitoring them closely. In some other cases, enough units closed and generated paydowns such that our remaining loan exposure is very well secured by the remaining, slow-to-sell inventory.

The following table presents an overview of the relevant asset quality measures:

	As of March 31
(Dollars in thousands)	2007	2006
Allowance for Loan Losses	$48,924	$42,546
Allowance for Loan Losses / Total Loans	1.27%	0.91%
Liability for Credit Commitment Losses	$5,500	$5,500
Nonaccrual and Loans 90 days or more past due (NPLs) (1)	$196,103	$393
Other Real Estate Owned (OREO)	$8,439	$-
Total Nonperforming Assets (NPLs + OREO)	$204,542	$393
NPLs / Total Loans	5.09%	0.01%

(1) See the Nonperforming Assets section for additional details

Allowance for Credit Losses
The Allowance for Credit Losses is comprised of the Allowance for Loan Losses and a separate Liability for Credit Commitment Losses. The Allowance for Loan Losses is a reserve against funded loan amounts, while the Liability for Credit Commitment Losses is a reserve against unfunded commitments.

Corus’ methodology for calculating the Allowance for Loan Losses is designed to first provide for specific reserves associated with “impaired” loans, as defined by Generally Accepted Accounting Principles. These loans are segregated from the remainder of the portfolio and are subjected to a specific review in an effort to determine whether or not a reserve is necessary and, if so, the appropriate amount of that reserve.

The remainder of the portfolio is then segmented into groups based on loan characteristics, seniority of collateral, and loan rating. A reserve is calculated and allocated to each of these groups based on historical net charge-off history coupled with a subjective Management Adjustment Factor. The Management Adjustment Factor is intended to incorporate those qualitative or environmental factors that are likely to cause estimated credit losses associated with the Bank’s existing portfolio to differ from historical loss experience.

Finally, the Allowance for Credit Losses may also include an “unallocated” portion. The unallocated portion represents a reserve against risks associated with environmental factors that may cause losses in the portfolio as a whole but are difficult to attribute to individual impaired loans or to specific groups of loans.

The process for estimating the Liability for Credit Commitment Losses closely follows the process outlined above for the Allowance for Loan Losses.

In accordance with the methodology discussed above, the Company recorded a provision for credit losses of $5.5 million and $3.0 million in the first quarter of 2007 and 2006, respectively.

A reconciliation of the activity in the Allowance for Credit Losses is as follows:

	Three Months Ended
	March 31
(in thousands)	2007	2006
Balance at beginning of period	$50,793	$44,740
Provision for credit losses	5,500	3,000
Less Charge-offs:
Commercial real estate:
Condominium:
Construction	-	-
Conversion	(2,132)	-
Other commercial real estate	-	-
Commercial	-	-
Residential real estate and other	(19)	(20)
Total Charge-Offs	(2,151)	(20)

Add Recoveries:
Commercial real estate:
Condominium:
Construction	-	-
Conversion	-	-
Other commercial real estate	-	-
Commercial	2	-
Residential real estate and other	280	326
Total Recoveries	282	326
Balance at March 31	$54,424	$48,046

During the first quarter of 2007, Corus charged-off $2.1 million related to a condominium conversion loan in Naples, Florida. Corus discontinued accruing interest on the loan as of December 1, 2006. Furthermore, to-date the borrower has not taken the necessary steps to resolve issues associated with this loan and, as mentioned in the “Overview” to this section, Corus is currently in the process of foreclosing on the loan. Also see the “Nonperforming Assets” section for additional details.

The Allowance for Credit Losses is presented on Corus’ balance sheet as follows:

	As of March 31
(in thousands)	2007	2006
Allowance for Loan Losses	$48,924	$42,546
Liability for Credit Commitment Losses (1)	5,500	5,500
Total	$54,424	$48,046

(1) Included as a component of other liabilities

(in thousands)	Charge-offs
Period	Condo	Other CRE	Total
2007 (1st Qtr)	$2,132	$0	$2,132
2006	0	1,512	1,512
2005	0	0	0
2004	0	0	0
2003	0	0	0
2002	0	0	0
2001	0	0	0
2000	0	0	0
1999	0	61	61
1998	0	18	18
Total Charge-offs	$2,132	$1,591	$3,723

Commercial Real Estate Loan Charge-offs --- 10-Year History

While Corus’ long-term loss history on commercial real estate lending has been quite impressive, with the first charge-off on a condominium loan occurring in the first quarter of this year (which today represents virtually all of Corus’ loan portfolio), that history corresponded to a favorable period of minimal losses for the banking industry. The favorable results of that period were undoubtedly in part a reflection of what was generally a very strong residential housing market across much of the country. The housing market though has now been showing broad-based signs of weakness for the past year or more. That weakness is clearly placing meaningful stress on a number of Corus’ condominium loans, as evidenced by the recent increases in nonaccrual and otherwise nonperforming loans (as discussed throughout this release). As a result, it is quite possible that Corus may experience significant charge-offs in the coming year(s). With that said, predicting the amount and/or timing of charge-offs is extremely difficult - any such estimate would hinge on making assumptions regarding, among other things, the future strength of the U.S. economy, future interest rates (all else being equal, higher interest rates will have a damping effect on housing prices), and market perceptions (which can drive behavior as much as any fundamental attributes).

With the preceding said, it is nonetheless impressive that Corus has experienced so few charge-offs over such an extended period of time, especially when viewed against loan originations over this same time of $20 billion. A more important point, and one which we have made many times over the years, is that Corus’ success must be analyzed over an entire business cycle, and not by looking at just “good” or “bad” years in isolation from one another. That is, while we are now experiencing problem loans and charge-offs, issues which may well get worse - if not materially worse - before they improve, any measure of the Company’s overall success in its commercial real estate loan business must also take into account our stellar results of the past decade.

	March 31	December 31	March 31
(in thousands)	2007	2006	2006

Nonaccrual	$195,793	$72,542	$72
Loans 90 days or more past due	310	34,365	321
Total Nonperforming Loans	$196,103	$106,907	$393
Other real estate owned ("OREO")	8,439	8,439	-
Total Nonperforming Assets	$204,542	$115,346	$393

Nonperforming Assets

Nonaccrual loans at March 31, 2007 include four condominium conversion loans. The underlying properties are located in Phoenix, San Diego and two in southwestern Florida. Loans past due 90 days or more at March 31, 2007 relate to a variety of consumer loans. The $34.2 million loan identified as 90 days or more past due as of December 31, 2006, was paid off in full, as expected.

In many cases where a condominium project is not performing as well as we (or the borrower) would like, the borrower, or a mezzanine lender subordinate to Corus, has supported the loan with additional equity. These additional equity contributions have come in many forms, including cash payments that have been used to keep a loan current or, in the case of a delinquent loan, bring it current. As a result of such payments, three of the above nonaccrual loans, totaling $149 million, were actually “current” relative to principal and interest as of quarter-end.

Interest income is recognized on certain nonaccrual loans as cash payments are received. During the first quarter of 2007, Corus received cash payments totaling $1.3 million on nonaccrual loans that was reported as interest income. As a result of the nonaccrual status of the loans, Corus did not record the full $3.4 million of contractual interest income on these loans.

Other real estate owned (“OREO”) consist of one property, an office building located in the suburbs of Chicago.

Deposits

The following table details the composition of Corus’ deposits by product type:

	March 31		December 31		March 31
(in millions)	2007		2006		2006
Retail certificates of deposit	$5,723	68%	$6,001	69%	$5,015	63%
Money market	1,712	20	1,698	20	1,854	23
Demand	299	4	309	4	292	4
NOW	279	3	285	3	325	4
Brokered certificates of deposit	259	3	280	3	362	5
Savings	128	2	132	1	148	1
Total	$8,400	100%	$8,705	100%	$7,996	100%

Deposits increased from one year ago but are down since December 31, 2006. The growth in deposits over the last few years is almost exclusively supported by growth in retail certificates of deposit (“CDs”) and is the direct result of the Bank’s national marketing of selected deposit accounts to both individuals and businesses at competitive rates. The response to this program, which was introduced in April 2004, continues to be strong both locally and across the country. These deposit products, particularly CDs with six- and twelve-month maturities, have proven to be an attractive investment option for many new and existing customers. Recently, management has lowered CD rates, relative to the market in an effort to allow deposits to decline. These actions were taken by management to better match the level of deposits with the recent trend in loans.

At March 31, 2007, approximately 60% of the Bank’s $8.1 billion in retail deposits (excluding brokered deposits) were sourced from outside of Illinois. By marketing its deposit products nationally, the Bank is able to attract deposits without being limited to competing solely in the very competitive Chicago market. Total retail deposits consisted of nearly 200,000 accounts.

Long-Term Debt - Subordinated Debentures (“Trust Preferred”)

As of March 31, 2007, Corus has $384.0 million in floating rate junior subordinated notes (the “Debentures”). The Debentures each mature 30 years from their respective issuance date, but are redeemable (at par) at Corus’ option at any time commencing on the fifth anniversary of their issuance (or upon the occurrence of certain other prescribed events). Interest payments on the Debentures are payable quarterly. So long as an event of default has not occurred (described further below), Corus may defer interest payments for up to 20 consecutive quarters. Events of default under the terms of the debenture agreements include failure to pay interest after 20 consecutive quarters of deferral (if such election is ever made), failure to pay all principal and interest at maturity, or filing bankruptcy.
If Corus were to elect to defer interest on any of the Debentures, Corus would generally be restricted from declaring or paying any dividends to common shareholders or repurchasing its common stock. Additionally, Corus would not be permitted to make any payments of principal or interest on, or to repay/redeem, any debt securities that are of equal rank with (i.e., pari passu), or are junior to, the Debentures. In other words, if Corus were to elect to defer interest payments on any one of the Debentures, Corus would be required to defer all payments with respect to all of its Debentures.

All of the outstanding Debentures are variable-rate, with interest rates ranging from LIBOR plus 1.33% to LIBOR plus 3.10% (resetting quarterly). As such, management cannot say with certainty what the interest payments on the Debentures will be in the future. However, based on March 31, 2007, market interest rates, the interest payments would be approximately $30 million per annum.

Note that the Debentures were issued to unconsolidated subsidiary trusts of the Company. Each trust’s sole purpose is to issue Trust Preferred Securities with terms essentially identical to the Debentures and then use the proceeds of the Trust Preferred issuance to purchase debentures from the Company. This is a very common form of raising tax-advantaged capital, especially for bank holding companies.

Other Borrowings

The Bank Holding Company (also referred to as the “parent company”) has a $150 million revolving line of credit. The line of credit matures on February 28, 2010, and is collateralized by 100% of the common stock of the subsidiary Bank. While the parent company can use the line of credit for any general corporate purpose, it currently uses the line of credit to fund loan participations that it has entered into with its subsidiary Bank. As of March 31, 2007, the line of credit had an outstanding balance of $71.8 million.

Share Repurchase Program

The Company has in place a Share Repurchase Program (the “Program”) that was approved by the Board of Directors in April 2004. As of March 31, 2007, the remaining shares authorized for repurchase under the Program were 1,588,800. There were no share repurchases in the first quarter of 2007 and the Program expires in April 2009.

Liquidity and Capital Resources

Bank Holding Company
Sources At March 31, 2007, the Bank Holding Company (also referred to as the “parent company” or the “holding company”) had cash and marketable equity securities of $146 million and $208 million, respectively, for a total of $354 million. By comparison, the parent company had cash and marketable equity securities of $209 million and $19 million, respectively, for a total of $228 million one year earlier. The cash is held on deposit at its subsidiary Bank while the securities are generally investments in equity securities. As discussed in some detail below, $48 million of the cash has been set aside to cover participations, committed to by the parent company, but unfunded as of March 31, 2007. Therefore, the parent company had “free and clear” cash and marketable securities aggregating $306 million, which could be used for any corporate purpose, such as cash dividends to our shareholders and/or share repurchases. None of this $306 million of cash and investments was encumbered in any way.

The holding company occasionally purchases participations in loans originated by the Bank. The holding company generally enters into these participations so that the Company can hold loans greater than the Bank alone would otherwise be able to hold. The Bank’s limitation arises from banking regulations that limit the maximum amount that a bank may lend on any individual credit (this limit is a function of a bank’s capital).

The holding company typically participates in construction loans and, as is the nature of construction loans, are unfunded at inception and may take two or more years to be fully drawn down. The difference between the holding company’s total commitment and the amount actually funded is referred to as the unfunded commitment. As of March 31, 2007 the holding company’s total commitments were $72 million, of which $24 million was funded leaving $48 million unfunded.

While the holding company has not yet been required to advance funds to cover the unfunded commitment, this portion of the holding company’s commitment is just as “real” as the funded portion. As such, and to be conservative, the holding company maintains cash equal to the unfunded commitment - what we refer to as “designated” cash. With unfunded commitments of $48 million as of March 31, 2007, the holding company designated $48 million of its cash as being available to fund draws on participations. As the holding company had total cash of $146 million as of March 31, 2007, and with $48 million designated for participations, this leaves $98 million available for general corporate purposes. It is important to note that while the holding company internally segregates its cash position, this segregation is not the result of any regulatory or legal requirements.

Between 2003 and 2005, cash and liquidity needs of the parent company were primarily met through the issuance of a form of long-term debt, commonly referred to as “Trust Preferred Securities” (the attributes of these securities are described in the section titled “Long-Term Debt — Subordinated Debentures” of this report). During this period, the parent company issued, through unconsolidated subsidiary trusts, approximately $350 million of Trust Preferred Securities, infusing the majority of the proceeds into the Bank, while retaining enough cash to satisfy its own liquidity needs. Recently, the Bank’s need for capital has changed, and as a result, the parent company has been able to use the Bank as a source of liquidity (see below). In 2006, only $25 million of Trust Preferred Securities were issued and the parent company received $99 million of dividends from the Bank. The parent company received an additional $43 million in dividends from the Bank in the first quarter of 2007. Depending on the Bank’s capital needs, the parent company could seek to issue additional Trust Preferred Securities in the future. However, while the issuance of Trust Preferred Securities has been a reliable source of capital in the recent past, there is no assurance that it will be available in the future.

Additional sources of liquidity available to the parent company include dividends from its marketable equity securities portfolio, interest and fees earned from loan participations, and cash that could be generated from sales of its equity securities. Further, the parent company could draw on its revolving line of credit (see discussion in the section titled “Other Borrowings” of this report).

Uses As mentioned above, between 2003 and 2005, the parent company’s primary use of cash was capital infusions into the Bank. Additional uses included dividends to shareholders, interest and principal payments on debt, share repurchases, the purchase of marketable securities, and the payment of operating expenses. Since that time, with the Bank’s capital needs changing, the parent company has not made any capital contributions to the Bank. See the section below regarding the Bank’s liquidity and capital needs for a discussion of the factors impacting the Bank’s capital needs.

Subsidiary Bank
Sources At March 31, 2007, the Bank’s liquid assets totaled $5.7 billion, or 59%, of its total assets versus $4.3 billion, or 47% of total assets at March 31, 2006. The Bank’s primary sources of cash have historically included: loan paydowns/payoffs, investment securities that matured or were sold, net retail deposit growth, Bank earnings retained (i.e., not paid to the parent company as a dividend), and capital infusions from the parent company.

Uses The Bank’s principal use of cash has historically been to fund loans, both new loans as well as drawdowns of unfunded loan commitments. At March 31, 2007, the Bank had unfunded commercial real estate loan commitments of $4.3 billion. While there is no certainty as to the timing of drawdowns of these commitments, management anticipates the majority of the loan commitments will fund over the next 30 months, although such fundings could occur more rapidly.

The Bank must also retain sufficient funds to satisfy depositors’ withdrawal needs and cover operating expenses. As a result of management actions to better align deposit and loan levels, the Bank has recently seen a slight decline in its total deposits, essentially all of that change associated with retail certificates of deposit (“CDs”). While the recent decline in retail CDs has been as a direct result of management action, these CDs are short-term in nature (virtually all have original maturities of 1 year or less) and do present greater liquidity risk (than would longer-term funding alternatives) and could experience shrinkage in the future not tied to management actions. The Bank must therefore be prepared to fund those withdrawals and, as such, internally allocates a substantial pool of its investment securities “against” deposits.

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